Exhibit 99.1

For Immediate Release	December 24, 2007
Crown Crafts Announces Final Purchase Price for Springs Infant and Toddler Product Line
Gonzales, Louisiana — Crown Crafts, Inc. (“Crown Crafts” or the “Company”) (NASDAQ-CM: CRWS) today announced the final purchase price for its acquisition, through its wholly-owned subsidiary, Crown Crafts Infant Products, Inc., of the infant and toddler product line of Springs Global US, Inc. (“Springs”).
At closing, the Company paid approximately $12.4 million for the inventory, intellectual property and certain other assets associated with the Springs’ infant and toddler product line and assumed certain liabilities. The final purchase price, which was subject to adjustment pending the completion of the final inventory valuation, was $11.0 million, a reduction of $1.4 million.
“The Company is very excited about the future of this product category,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “As we reported earlier, a projected future EBITDA (Earnings before interest, taxes and depreciation) of approximately $4.4 million annually after the effects of the shared services agreement versus a final purchase price of $11.0 million presents a significant opportunity for the Company.”
About Crown Crafts
Crown Crafts, Inc. designs, markets and distributes infant consumer products, including bedding, blankets, bibs, bath items and accessories. Its subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-

looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:	Olivia Elliott, Secretary — Treasurer (225) 647-9124 or Halliburton Investor Relations (972) 458-8000